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                                                                    EXHIBIT 10.1

                       MERCHANT ASSET PURCHASE AGREEMENT

     THIS MERCHANT ASSET PURCHASE AGREEMENT (this "Agreement") is dated as of October 8, 1998 and is entered into by and among CORESTATES BANK OF DELAWARE, N.A., a national banking association ("CBD"), FIRST UNION NATIONAL BANK, a national banking association ("FUNB" and, together with CBD, "Sellers"), NOVA INFORMATION SYSTEMS, INC., a Georgia corporation ("Purchaser"), and NOVA CORPORATION, a Georgia corporation ("Parent").

                            BACKGROUND AND PURPOSE:

     A. WHEREAS, each of Sellers is a party to certain Merchant Agreements (as defined herein) and other agreements with various Merchants (as defined herein) and other persons according to which Sellers have agreed to provide certain services in connection with Sellers' Merchant Business (as defined herein);

     B. WHEREAS, CBD and FUNB (successor by merger to CoreStates Bank, N.A. ("CoreStates Bank")) each are wholly-owned subsidiaries of First Union Corporation ("First Union"), and CBD and CoreStates Bank were acquired by First Union in connection with First Union's acquisition of CoreStates Financial Corp ("CFC"), the former parent of CBD and CoreStates Bank;

     C. WHEREAS, First Union and certain of its affiliates, including FUNB, previously entered into the First Union Agreements (as defined herein) and certain other agreements with Purchaser and certain of its affiliates, pursuant to which, among other things, First Union contributed its merchant processing assets to Purchaser and agreed to offer Purchaser the opportunity to purchase any merchant portfolios acquired by First Union through whole-bank acquisitions;

     D. WHEREAS, in connection with First Union's acquisition of CFC and the First Union Agreements, Sellers wish to sell, transfer, assign and delegate to Purchaser all of their rights under the Merchant Agreements, and certain other agreements and assets utilized in connection with the Merchant Business, and Purchaser wishes to purchase such rights and assets, and Sellers wish to delegate to Purchaser and Purchaser wishes to assume certain obligations of Sellers under the Merchant Agreements and certain other agreements; and

     E. WHEREAS, Sellers and Purchaser also are willing and able to undertake and perform certain other obligations pursuant to and in connection with this Agreement, subject to the terms and conditions hereof.

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     NOW, THEREFORE, in consideration of the mutual agreements contained in this
Agreement and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Sellers and Purchaser hereby agree, on the terms and conditions herein set forth, as follows:

                                  ARTICLE  I

                                 DEFINITIONS

     1.1 DEFINITIONS. For purposes of this Agreement, the following capitalized terms have the following respective meanings:

     "Affiliate" of a Person shall mean any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; provided, however, that for purposes of this Agreement First Union and its Affiliates shall not be considered an Affiliate of Purchaser and its Affiliates, unless the context otherwise requires.

      "Agreement" shall mean this Agreement, including all schedules and exhibits hereto.

     "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

     "Assignment and Assumption Agreement" has the meaning set forth in Section 2.2.

     "Associate Bank Agreement" shall mean an agreement between a Seller and an Associate Bank that, among other things, establishes the contractual relationship between the Associate Bank and a Seller concerning the processing of Credit Card and/or Debit Card transaction records received from Merchants or an agreement between an Associate Bank, a Merchant and a Seller that, among other things, establishes the contractual relationship between an Associate Bank, the Merchant and a Seller concerning the honoring of Credit Cards and/or Debit Cards, the deposit of Credit Card and/or Debit Card transaction records, the settlement of Credit Card and/or Debit Card transactions, and the processing of Credit Card and/or Debit Card transactions.

     "Associate Bank" shall mean a financial institution that acts as a depository of Credit Card and/or Debit Card transaction records and participates in the handling of Credit Card and/or Debit Card transactions pursuant to one or more Associate Bank Agreements.

     "Assumed Liabilities" shall mean the following liabilities or obligations:
(i) the obligations

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of Sellers arising on or after the Effective Date under the Merchant Agreements, the Associate Bank Agreements, the Referral Agreements and the Other Contracts assigned to Purchaser pursuant to this Agreement (other than obligations which relate to the issuance of Credit Cards and/or Debit Cards), including the obligations of Sellers to pay assessments, interchange fees, transaction fees, fines, penalties or other fees or charges to the Credit Card Associations or EFT Networks, provided such obligations relate to transactions which occur on or after the Effective Date; (ii) charge-backs in respect of any Credit Card transactions processed by Purchaser pursuant to a Merchant Agreement or an Associate Bank Agreement on and after the Effective Date, and other Credit
Losses on and after the Effective Date, but only to the extent that such charge-back or other Credit Loss relates to or arises out of an original sales transaction occurring on or after the Effective Date (Sellers shall be responsible, and shall reimburse Purchaser, for any such charge-back or other Credit Loss that relates to or arises out of an original sales transaction occurring prior to the Effective Date) ; and (iii) any other claims, obligations, Liabilities or Litigation in respect of the Merchant Agreements, the Associate Bank Agreements, the Referral Agreements, the Other Contracts, the Equipment, the Inventory, or the Merchant Business, provided that any such claims, obligations, Liabilities or Litigation relate to or arise out of events or transactions, or actions or omissions of Purchaser, on or after the Effective Date. The Assumed Liabilities assumed by Purchaser hereunder shall be limited to the liabilities and obligations specified in the immediately preceding sentence and, without limitation of the foregoing, shall not in any event include penalties or fees, if any, that may be incurred in connection with the termination of Sellers' agreements (including but not limited to Other
Contracts) with any third party service providers. Further, the Assumed Liabilities assumed by Purchaser with respect to the Merchant Agreements, the Associate Bank Agreements and the Referral Agreements shall be limited further to Liabilities of a type described within the Standard Merchant Agreements, the Standard Associate Bank Agreements and the Standard Referral Agreements, respectively. Notwithstanding anything to the contrary herein, in no event will the Assumed Liabilities include any Liabilities relating to any Excluded Asset.

     "Attributable Expenses" has the meaning set forth in Section 10.1(d).

     "Attributable Revenues" has the meaning set forth in Section 10.1(d).

     "Books and Records" shall mean the books and records of Sellers relating to the Merchant Business, Merchant Agreements, Associate Bank Agreements, Referral Agreements and Other Contracts.

     "Business Day" shall mean any Monday through Friday on which commercial banks are open for business in North Carolina.

     "Catch-Up Payment" has the meaning set forth in Section 3.1(c).

     "Closing" and Closing Date" shall have the meanings set forth in Section
3.2.

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     "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

     "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which Sellers are a party or that is binding on Sellers, their Assets or the Merchant Business.

     "Conversion Management Fee" has the meaning set forth in Section 10.1(i).

     "Credit Card" shall mean (i) a Visa card or other card bearing the symbol(s) of VISA, U.S.A., Inc. or VISA International, Inc. (including VISA Gold cards), (ii) a MasterCard card or other card bearing the symbol(s) of MasterCard International Incorporated (including MasterCard Gold cards), or
(iii) any card bearing the symbols of any other Credit Card Association or network organization.

     "Credit Card Associations" shall mean Visa U.S.A., Inc., Visa International, Inc., MasterCard International Incorporated, Discover Card, American Express, Carte Blanche, Diner's Club and any successor organizations or associations.

     "Credit Loss" shall mean any loss resulting from the failure by a Merchant to pay amounts owed by it under a Merchant Agreement or an Associate Bank Agreement, other than amounts owed by reason of a charge-back.

     "Debit Card" shall mean a card with a magnetic stripe bearing the symbol(s) of one or more EFT Networks which enables the holder to pay for goods or services by authorizing an electronic debit to the cardholder's designated deposit account.

     "Default" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that, with or without the passage of time or the giving of notice, would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

     "Depositary and Settlement Agreement" shall mean that certain agreement, dated as of October 27, 1995, among FUNB, Purchaser and certain of its Affiliates.

     "Effective Date" has the meaning set forth in Section 2.1.

     "Employees" shall mean all of the employees of CBD who are designated as employees of the Merchant Business and who are actively working in connection with the Merchant Business, all

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of whom are listed on Schedule 1.1(a). Sellers represent and warrant that
Schedule 1.1(a) is true and correct in all material respects.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" shall mean any entity that is considered one employer with Sellers under Section 4001 of ERISA or Section 414 of the Internal Revenue Code.

     "EFT Networks" shall mean the electronic funds transfer networks identified on Schedule 1.1(b). Sellers represent and warrant that Schedule 1.1(b) is true and correct in all material respects.

     "Equipment" shall mean the point-of-sale terminals, printers and other equipment, supplies, or point-of-sale assets owned or leased by Sellers in the Merchant Business and utilized by Merchants, or held for lease, sale or swap to Merchants, and certain computer software identified in Schedule 1.1(c), and all other office equipment, furniture and supplies used or held for use in the Merchant Business and identified in Schedule 1.1(c). Sellers represent and warrant that Schedule 1.1(c) is true and correct in all material respects.

     "First Installment" shall have the meaning set forth in 3.1(a).

     "First Union Agreements" shall mean the Depositary and Settlement Agreement, and the Marketing Support Agreement.

     "GAAP" shall mean generally accepted accounting principles.

     "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "Indemnified Party" has the meaning set forth in Section 11.3.

     "Indemnifying Party" has the meaning set forth in Section 11.3(a).

     "Inspected Party" has the meaning set forth in Section 2.3.

     "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "Inventory" shall mean the imprinters, sales draft forms, application forms, decals and all other Merchant related supplies of Sellers utilized in the Merchant Business.

     "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement,

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rule, or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory
Authority.

     "Legal Proceeding" shall mean the legal proceeding identified on Schedule 4.8, together with any claims, disputes, disposition, subject matter, settlement, effects, Liens, Litigation or Liabilities relating to, arising out of, or resulting from, directly or indirectly, such legal proceeding, together with any Litigation that may be asserted by the plaintiffs (or any successors or assigns thereof) in such legal proceeding in connection with, relating to, or arising out of the consummation of the transactions contemplated hereby.

     "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

     "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property taxes not yet due and payable, (ii) Liens in the form of easements and restrictive covenants on real property which do not materially adversely affect the use of such property and (iii) other Liens that do not materially impair the use or the value of the Asset to which they attach and that arise in the ordinary course of business.

     "Litigation" shall mean any action, arbitration, complaint, criminal prosecution, governmental or other examination or investigation, hearing, inquiry, administrative or other similar proceeding relating to or affecting a party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

     "Loss" has the meaning set forth in Section 11.1.

     "Marketing Support Agreement" shall mean that certain agreement, dated as of January 31, 1996, among First Union and certain of its Affiliates and Purchaser and certain of its Affiliates.

     "Material Adverse Effect" shall mean an event, change or occurrence which, individually, or together with any other event, change or occurrence, has or is reasonably likely to have a material adverse effect on (i) in the case of Purchaser, the financial position, business, or results of operations of Purchaser and its Affiliates, taken as a whole, or the ability of Purchaser or Parent to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, (ii) in the case of Sellers, the financial position, business, or results of operations of

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Sellers with respect to the Merchant Business, or the ability of Sellers to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement, and (iii) in the case of the Merchant Business, the business or results of operations of the Merchant Business.

     "Mediator" shall mean the firm of KPMG Peat Marwick LLP or if such firm declines to perform the functions of the Mediator specified in this Agreement, then another firm of certified public accountants mutually agreeable to Sellers and Purchaser.

     "Merchant" shall mean any person or entity (other than Purchaser or Sellers) who has entered into a Merchant Agreement or Associate Bank Agreement prior to the Closing Date.

     "Merchant Agreement" shall mean an agreement between a Seller and a Merchant pursuant to which the Merchant undertakes to honor Credit Cards and/or Debit Cards and agrees to deposit Credit Card and/or Debit Card transaction records with a Seller and settle with a Seller for Credit Card and/or Debit Card transactions and other related services as may be performed pursuant to any such agreement.

     "Merchant Assets" shall mean the following Assets of Sellers: (i) all rights and interests of Sellers under Merchant Agreements, Associate Bank Agreements, Referral Agreements, and Other Contracts set forth on Schedule 1.1(d) (and any reserve accounts or guaranties) and relating to the Merchant Business accruing on and after the Effective Date (but excluding revenues accruing prior to the Effective Date, notwithstanding the receipt of any such revenues after the Effective Date), and all pertinent Books and Records (subject to Section 2.3); (ii) the Equipment and related revenues; (iii) the Inventory; and (iv) the goodwill, intangible assets and value of the Merchant Business as a going concern, to the extent any such value exists; provided, however, that Merchant Assets shall not include (a) the trade names, trade marks, service marks, copyrights or other intellectual property relating to the names or logos of Sellers, First Union, FUNB, CoreStates Bank, CBD, or any other of Sellers' Affiliates; and (b) any Assets which are either used exclusively in or related exclusively to activities other than the Merchant Business, or that are otherwise identified on Schedule 1.1(f) (the "Excluded Assets").

     "Merchant Business" shall mean acceptance of Credit Card or Debit Card transaction records in documentary or electronic form from Merchants in connection with the processing and clearing of such records for settlement and payment to such Merchants under any Merchant Agreements or Associate Bank Agreements, as such business is presently conducted by Sellers (it being understood and agreed that the Merchant Business of FUNB being assigned to Purchaser hereunder consists only of the former Merchant Business of CoreStates
Bank); provided, however, that Merchant Business shall not include any business relating to Excluded Assets.

     "Merchant Business Gross Revenue" shall mean, with respect to any given period of time, all revenue received by Purchaser from the Merchant Business and New Merchant Business, including but not limited to, training fees, set up fees, terminal rental and lease fees and the actual

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gross discount and transaction fees generated by the Merchant Business and New
Merchant Business during such applicable period of time; except that, (i) in the event of any decrease in discounts resulting from a decrease in interchange fees mandated by the Credit Card Associations, "Merchant Business Gross Revenue" will include, with respect to such applicable period of time, the gross discounts that would have been generated by the Merchant Business and New Merchant Business during such applicable period of time if there had not been such decrease in the interchange fees; and (ii) if Purchaser terminates its relationship for any reason, either directly or indirectly (including, without limitation, any termination by a Merchant because of an increase in fees or dispute or disagreement over services provided by Purchaser), with any of the Merchants set forth on Schedule 4.9(a)(i), "Merchant Business Gross Revenue" will be deemed to include, with respect to any applicable period of time, the greater of (a) the revenue received by Sellers from the Merchant Business of such Merchant during the twelve month period prior to the Effective Date or (b) the revenue received by Purchaser from the Merchant Business of such Merchant during the applicable period of time. In addition, "Merchant Business Gross Revenue" will be deemed to include, with respect to any applicable period of time, the revenue received by Sellers from the Excluded Asset identified on
Schedule 1.1(f) during the twelve month period prior to the Effective Date.

     "Monthly Settlement Date" has the meaning set forth in Section 10.1(d).

     "Monthly Settlement Statement" has the meaning set forth in Section
10.1(d).

     "New Merchant Business" shall mean acceptance of Credit Card or Debit Card transaction records in documentary or electronic form from Persons conducting business in Delaware, Pennsylvania or New Jersey pursuant to agreements entered into by Purchaser after the Closing Date, which agreements had they been entered into with Sellers prior to the Closing Date would have been considered to be Merchant Agreements or Associate Bank Agreements.

     "Notice" has the meaning set forth in Section 11.3(a).

     "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

     "Other Contracts" has the meaning set forth in Section 4.7(a).

     "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

     "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited

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liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

     "Potential Claim" has the meaning set forth in Section 11.4(b).

     "Purchase Price" has the meaning set forth in Section 3.1.

     "Purchaser Protected Parties" has the meaning set forth in  Section 11.1

     "Purchaser Representatives" has the meaning set forth in Section 10.1(e).

     "Referral Agreements" shall mean the agreements identified as Referral Agreements and set forth on Schedule 1.1(d) pursuant to which a Person refers
Merchant Business to a Seller.   Sellers represent and warrant to Purchaser that
true, correct and complete copies of each Referral Agreement have been made available by Sellers to Purchaser.

     "Regulatory Authorities" shall mean, collectively, the United States Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, all state regulatory agencies having jurisdiction over Seller or Purchaser and their respective Affiliates, and the Credit Card Associations.

     "Second Installment" has the meaning set forth in Section 3.1(a).

     "Second Installment Date" has the meaning set forth in Section 3.1(a).

     "Second Installment Period" has the meaning set forth in Section 3.1(a).

     "Seller Contracts" has the meaning set forth in Section 4.7(b).

     "Seller Financial Information" has the meaning set forth in Section 4.3.

     "Seller Protected Parties" has the meaning set forth in Section 11.2.

     "Service Period" has the meaning set forth in Section 10.1(d).

     "Standard Associate Bank Agreements" means the forms of Associate Bank Agreements attached hereto as Exhibit A.

     "Standard Merchant Agreements" means the forms of Merchant Agreements attached hereto as Exhibit B.

     "Standard Referral Agreements" means the forms of Referral Agreements attached hereto

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as Exhibit C.

     "Third Installment" has the meaning set forth in Section 3.1(a).

     "Third Installment Date" has the meaning set forth in Section 3.1(a).

     "Third Installment Period" has the meaning set forth in Section 3.1(a).

     "Third Party Claim" has the meaning set forth in Section 11.3.

     "Top 200 Merchant Agreements" has the meaning set forth in Section 4.9(b).

     "Top 200 Merchants" has the meaning set forth in Section 4.10.

     "Transferred Employees" has the meaning set forth in Section 10.2 (b).

     "Transition Date" shall mean such date after the Closing Date as Seller and Purchaser shall mutually agree or, absent any agreement, December 31, 1998.

     "Transition Period" shall mean the period from the Effective Date through and including the Transition Date.


                                  ARTICLE II

                MERCHANT ASSETS SOLD; ASSUMPTION OF LIABILITIES

     2.1 SALE AND PURCHASE. On the terms and subject to the conditions set forth in this Agreement, at the Closing, to be effective as of October 1, 1998 (the "Effective Date"), Sellers shall assign, transfer, convey and deliver to Purchaser and Purchaser shall acquire from Sellers all right, title and interest of Sellers in and to the Merchant Assets.

     2.2 TRANSFER AND ASSUMPTION OF ASSETS AND ASSUMED LIABILITIES. On the terms and subject to the conditions set forth in this Agreement, at the Closing, to be effective as of the Effective Date, Purchaser shall by written instrument in the form of Exhibit 2.2 attached hereto (the "Assignment and Assumption Agreement") assume and agree to pay and discharge when due the Assumed Liabilities. In addition to the Assignment and Assumption Agreement, the sale, conveyance, transfer, assignment and delivery of the Merchant Assets to Purchaser shall be effected by such deeds, bills of sale, endorsements, assignments, transfers and other instruments of transfer and conveyance in such form, including, without limitation, warranties of title, as Purchaser may reasonably request. It is understood and agreed that Purchaser shall not assume or become liable for the payment of any Liabilities of Sellers or any Merchant or Associate Bank, except for the Assumed Liabilities.

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     2.3  BOOKS AND RECORDS.  Purchaser shall, on the Closing Date, receive possession of (or the right to possess), and all right, title and interest in, the originals or, in the event Sellers are entitled to keep the originals pursuant to this Section 2.3 or if Sellers do not have in their possession such originals, copies, of all Books and Records included in the Merchant Assets; provided, that Sellers may retain the originals or copies of such documents as they may deem reasonably necessary or appropriate for its business. In each case, however, after the Closing Date, such Books and Records wherever located, that are held by a party or under the control of a party (the "Inspected Party") shall be open for inspection by the other party, and such other party's authorized agents and representatives and regulators may, at such other party's own expense, make such copies of any excerpts from such Books and Records as it shall reasonably deem necessary; provided, however, that any such inspection:
(i) shall be conducted during normal business hours from time to time reasonably established by the Inspected Party; (ii) shall, if the Inspected Party so requests, be conducted in the presence of an officer or designated representative of the Inspected Party; and (iii) shall be conducted in accordance with reasonable security programs and procedures from time to time established by the Inspected Party, including but not limited to such confidentiality agreements as the Inspected Party may reasonably request. All such Books and Records shall be maintained by Purchaser or Sellers, as the case may be, for a period of seven (7) years after the Closing Date, unless the parties shall, applicable law permitting, agree upon a shorter period; provided, however, that in the event that, as of the end of such period, any taxable year of Purchaser or Sellers is still under examination or open for examination by any taxing authority, such Books and Records shall be maintained until a final determination of the tax liability of such party for that year has been made.

     2.4 TRANSFER TAXES. All sales or transfer taxes, including, without limitation, document recording fees and excise taxes, arising out of or in connection with the consummation of the transactions contemplated hereby, shall be paid by the Purchaser.


                                 ARTICLE  III

                  CONSIDERATION FOR MERCHANT ASSETS; CLOSING

     3.1  PURCHASE PRICE.

          (a) Purchaser shall acquire the Merchant Assets and assume the Assumed Liabilities for an aggregate purchase price payable to Sellers in three installments (together, the "Purchase Price") as follows; provided, however, that in no event will the aggregate Purchase Price exceed $71,000,000:

               (i) The first installment (the "First Installment"), payable on the Closing Date, shall be equal to [*] and shall not be refundable or rebateable;

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[*] CONFIDENTIAL TREATMENT REQUESTED.

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               (ii) The second installment (the "Second Installment"), payable, subject to the provisions of subsection (c) of Section 3.1, within 45 days after the first anniversary of the Closing Date (the "Second Installment Date"), shall be equal to [*]; provided, however, the Second Installment may be adjusted as set forth below:

               (1) if the Merchant Business Gross Revenue for the twelve (12) full calendar months preceding the Second Installment Date (the Second Installment Period") is equal to or exceeds [*], then the Second Installment shall not be adjusted;

               (2) if the Merchant Business Gross Revenue in the Second Installment Period is less than [*], then the Second Installment shall be equal to the dollar amount obtained by multiplying (A) [*] by (B) the result obtained from dividing such Merchant Business Gross Revenue by [*];

               (iii) The third installment (the "Third Installment"), payable, subject to the provisions of subsection (c) of Section 3.1, within 45 days after the second anniversary of the Closing Date (the "Third Installment Date"), shall be equal to [*]; provided, however, the Third Installment may be adjusted as set forth below:

               (1) if the Merchant Business Gross Revenue for the twelve (12) full calendar months preceding the Third Installment Date (the Third Installment Period") is equal to or exceeds [*], then the Third Installment shall not be adjusted;

               (2) if the Merchant Business Gross Revenue in the Third Installment Period is less than [*], then the Third Installment shall be equal to the dollar amount obtained by multiplying (A) [*] by (B) the result obtained from dividing such Merchant Business Gross Revenue by [*].

          (b) In addition to the First Installment, Second Installment and Third Installment, Purchaser shall make an additional payment to Sellers (the "Catch-Up Payment"), to the extent that the sum of the First Installment, Second Installment and the Third Installment is less than [*] and the sum of the Merchant Business Gross Revenue for the Second Installment Period and the Third Installment Period is equal to or exceeds [*]. In such event, the Catch-Up Payment shall be equal to the amount resulting by subtracting the sum of the First Installment, Second Installment and Third Installment from [*]. For example, in the event (i) the sum of the First Installment, Second Installment and

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[*] CONFIDENTIAL TREATMENT REQUESTED.

Third Installment, calculated as set forth above, is [*], and (ii) the aggregate Merchant Business Gross Revenue for the Second Installment Period and the Third Installment Period is equal to or exceeds [*], the Catch-Up Payment to be made by Purchaser to Sellers in accordance with this Section 3.1(b) shall be equal to [*] (the amount resulting by subtracting [*] from the [*]).

Any such Catch-Up Payment will be due on or before the fifth Business Day after the calculation of such Catch-Up Payment as set forth in Section 3.1(c).

          (c) As promptly as practicable, but in no event later than 30 days after the last day of the Second Installment Period or the Third Installment Period, as applicable, Purchaser will cause to be prepared and delivered to Sellers a calculation of the Merchant Business Gross Revenue for the applicable period, prepared in accordance with this Agreement and Purchaser's customary practices and procedures used in preparing financial statements, certified by Purchaser's Chief Financial Officer. No later than 10 days after the delivery of such calculation, Sellers may provide Purchaser with written notice that they disagree with such calculation, and if Sellers and Purchaser are then unable to agree on the Second Installment or the Third Installment, as applicable, within 5 days after delivery of such notice, Sellers and Purchaser shall submit the matter to the Mediator, which shall determine all disputed portions of the calculation in accordance with the terms and conditions of this Agreement within 20 days after the submission. Sellers and Purchaser shall each pay half of the fees and expenses of the Mediator, except that the Mediator may assess the full amount of its fees and expenses against either party if it determines that party acted in bad faith. The Second Installment or the Third Installment, as applicable, as agreed upon by the parties and/or the Mediator, shall be final and binding upon the parties.

          (d) Each installment of the Purchase Price shall be payable by wire transfer (with written wire transfer instructions to be provided by Sellers) in immediately available funds.

          (e) Sellers and Purchaser agree to allocate the Purchase Price as set forth on Schedule 3.1(e) and to use such allocation for all purposes, including all tax purposes.

     3.2 CLOSING. Subject to the terms and conditions hereof, the consummation of the purchase and sale of the Merchant Assets and the assumption of the Assumed Liabilities (the "Closing") shall take place on the first Business Day following the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the transactions contemplated by this Agreement, unless otherwise mutually agreed upon in writing by First Union and Purchaser (the "Closing Date"). The place of Closing shall be at the offices of First Union, One First Union Center, Charlotte, North Carolina 28288, or such other place as may be mutually agreed upon by First Union and Purchaser.

----------
[*] CONFIDENTIAL TREATMENT REQUESTED.

                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF SELLERS

     The Sellers hereby, jointly and severally, make the following representations and warranties to Purchaser both as of the date hereof and as of the Closing Date:

     4.1 ORGANIZATION, STANDING AND POWER. Each Seller is a national banking association duly organized, validly existing, and in good standing under the Laws of the United States, and has the corporate power and authority to carry on its Merchant Business as now conducted and to own, lease and operate its material Merchant Assets. Each Seller is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Merchant Assets or the nature or conduct of its Merchant Business requires it to be so qualified or licensed.

     4.2  AUTHORITY;  NO BREACH BY AGREEMENT.

          (a) Each Seller has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, and except as set forth in
Schedule 4.2(a), no other Person has any ownership interest in, or Lien affecting, the Merchant Business, the Merchant Agreements, or the Associate Bank Agreements (other than the Merchants pursuant to the Merchant Agreements and the Associate Banks pursuant to the Associate Bank Agreements). The execution, delivery and performance of this Agreement by Sellers and the consummation of the transactions contemplated herein by Sellers have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Sellers. This Agreement represents a legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Except as disclosed in Schedule 4.2(b), neither the execution and delivery of this Agreement by Sellers, nor the consummation by Sellers of the transactions contemplated hereby, nor compliance by Sellers with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Sellers' Articles of Association or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Merchant Asset of Sellers under, any Contract of Sellers, or,
(iii) subject to receipt of the requisite Consents specifically disclosed in
Schedule 4.2(b) and referred to in Section 8.1(b) of this Agreement, violate any Law, Permit or Order applicable to Sellers or any of their Merchant Assets, or
(iv) violate the agreements between Sellers and any Credit Card Association or EFT Network.

          (c) No notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Sellers of the transactions contemplated in this Agreement, except Consents required from Regulatory Authorities set forth on Schedule 4.2(c), and Sellers have not received notice from any such Regulatory Authority indicating that any such Regulatory Authority would oppose or not grant or issue its Consent, if required, with respect to the transactions contemplated by this Agreement.

     4.3 INFORMATION CONCERNING MERCHANT BUSINESS. (a) The financial information concerning the Merchant Business set forth in Schedule 4.3 ("Seller Financial Information") (i) is in accordance with the books and records of Sellers in all material respects, which books and records are complete and correct in all material respects and which have been maintained in accordance with good business practices, and (ii) presents fairly, in all material respects, the Merchant Assets, results of operations, and revenues and expenses of the Merchant Business of Sellers as of and for the periods indicated on such information in accordance with the accounting policies, practices and procedures of Sellers.

          (b) The information relative to Merchants' (i) Credit Card sales volume and (ii) Debit Card sales volume set forth in Schedule 4.3 is complete and correct in all material respects as of and for the periods indicated.

          (c) This representation and warranty shall not be limited, satisfied, or otherwise deemed amended by any inconsistent information provided after the date hereof pursuant to Section 10.1(a).

     4.4 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in Schedule 4.4, since August 31, 1998, Sellers have conducted the Merchant Business only in the ordinary course, and (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Merchant Business, and (ii) Sellers have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Sellers provided in Article VI of this Agreement.

     4.5 ASSETS. Each Seller has good and marketable title, free and clear of all Liens (other than those arising under this Agreement and those arising under oral agreements with Merchants concerning possession of Equipment at their premises and except as set forth in Schedule 4.5), to all of its material Merchant Assets. All tangible personal property of Sellers used in the Merchant Business is in good condition, reasonable wear and tear excepted, and is usable in the ordinary course of business consistent with Sellers' past practices. All Merchant Assets which are material to the Merchant Business, held under leases or subleases by Sellers, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The Merchant Assets include all Assets required to engage in the Merchant Business as presently conducted in all material respects by Sellers.

     4.6  COMPLIANCE WITH LAWS.

          Each Seller has in effect all Permits necessary for it to own, lease, or operate the Merchant Assets and to carry on the Merchant Business as now conducted, and there has occurred no Default under any of such Permits. In addition:

               (x) Sellers are in compliance in all material respects with all Laws, Orders or Permits applicable to the Merchant Business, the conduct of the Merchant Business, or employees conducting the Merchant Business; and

               (y) Sellers have not received any notification or communication from any Regulatory Authority (i) asserting that such Seller is not in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces and that relate to the Merchant Business, or (ii) threatening to revoke any Permits relating to the Merchant Business.

     4.7  MATERIAL CONTRACTS.

          (a) Except as disclosed in Schedule 4.7(a), as of the date of this Agreement neither Sellers nor any of the Merchant Assets or Merchant Business, is a party to, or is bound or affected by, or receives benefits under, any Contract that is necessary for the operation of the Merchant Business (other than Merchant Agreements, Associate Bank Agreements and Referral Agreements) (an "Other Contract"). True, correct and complete copies of each Other Contract have been made available by Sellers to Purchaser.

          (b) With respect to each Merchant Agreement, Associate Bank Agreement, Referral Agreement and Other Contract to which a Seller is a party (the "Seller Contracts"): (i) each such Seller Contract is in full force and effect; (ii) Sellers are not in Default thereunder; (iii) Sellers have not repudiated or waived any material provision of any such Seller Contract; and (iv) no other party to any such Seller Contract is, to the knowledge of Sellers, in Default in any respect or has repudiated or waived any material provision thereunder. No contracts similar to the Seller Contracts were sold in any of Sellers' branch dispositions during the past twelve months.

          (c) With respect to any Other Contract that is a lease: (i) all rents and other amounts currently due thereunder have been paid; (ii) no waiver or indulgence or postponement of any material obligation thereunder has been granted by any lessor or sublessor or been requested by any lessee or sublessee; and (iii) no Seller has received any notice that such Seller has breached any material term, condition or covenant under any such lease.

          (d) Except as disclosed on Schedule 4.7(d), no Seller is subject to any Contract or agreement related to the Merchant Business that would limit Purchaser's or Sellers' freedom to compete in the Merchant Business.

          (e) Except as disclosed on Schedule 4.7(e), with respect to the Merchant Business, there is no Contract, agreement or other arrangement entitling any Person to any profits, revenues or cash flows of a Seller or requiring any payments or other distributions based on such profits, revenues or cash flows that may be binding on Purchaser.

     4.8 LEGAL PROCEEDINGS. Except as disclosed in Schedule 4.8, as of the date of this Agreement there is no Litigation instituted or pending, or, to the knowledge of a Seller, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable material outcome) against a Seller with respect to the Merchant Business, or against any Merchant Asset, nor are there any Orders outstanding against a Seller with respect to the Merchant Business. Sellers have delivered or made available to Purchaser information regarding all Litigation as of the date of this Agreement relating to the Merchant Business and to which a Seller is a party where the amount in controversy exceeds $100,000 or any Person is seeking equitable relief against a Seller.

     4.9  AGREEMENTS; MERCHANTS AND ASSOCIATE BANKS.

     (a) Complete lists of the Merchants and the Associate Banks are set forth on Schedule 4.9(a)(i) and 4.9(a)(ii), respectively. Except as set forth on
Schedule 4.9(a)(iii), Sellers have no knowledge of, and have not received any notice of, fraud by, or bankruptcy of, any party or guarantor to any of the Merchant Agreements or the Associate Bank Agreements or the Referral Agreements, and have not received any notice of Default or material adverse comment from any Regulatory Authority in respect of any of the Merchant Agreements or the Associate Bank Agreements or the Referral Agreements. Except as set forth on
Schedule 4.9(a)(iv), no Seller has given nor received notice of election to terminate any of the Merchant Agreements or the Associate Bank Agreements or the Referral Agreements. Each Merchant Agreement, Associate Bank Agreement, and Referral Agreement is substantially in the form of one of the Standard Merchant Agreements, Standard Associate Bank Agreements or Standard Referral Agreements, respectively.

     (b) Except as set forth on Schedule 4.9(b)(i), Sellers have in their possession a fully executed original (or, to the extent originals are not available, copies of the fully executed originals) of (i) each Merchant Agreement to which a Top 200 Merchant is a party (collectively, the "Top 200 Merchant Agreements"), and (ii) substantially all other Merchant Agreements. True, correct and complete copies of the Top 200 Merchant Agreements (except as set forth on Schedule 4.9(b)(i)) have been made available by Sellers to Purchaser. Without regard to whether Sellers have in their possession an original or a copy of any particular Merchant Agreement, each Merchant is a party to a written Merchant Agreement with a Seller, and, except as set forth on Schedule 4.9(b)(ii), all such agreements are freely assignable by the applicable Sellers without the consent of the applicable Merchant or any other party.

     (c) Except as set forth on Schedule 4.9(c)(i), Sellers have in their possession, and shall deliver to Purchaser in accordance with Section 2.3 hereof, a fully executed original (or, to the extent originals are not available, copies of the fully executed originals) of each Associate Bank Agreement and Referral Agreement. Except as set forth on Schedule 4.9(c)(ii), each Associate Bank Agreement and Referral Agreement is freely assignable by the applicable Seller without the consent of the applicable Associate Bank or any other party.

     (d) Except as set forth on Schedule 4.9(d)(i), and except for disputes that have arisen in the ordinary course of business, no Seller is engaged in any dispute with any Merchant or Associate Bank. Except as set forth on Schedule 4.9(d) (ii), to the knowledge of Sellers, the consummation of the transactions contemplated hereunder will not have any adverse material effect on (i) the business relationship of Sellers with any Top 200 Merchant (as defined herein) or any Associate Bank, or (ii) the Merchant Business as a whole.

     4.10 TOP 200 MERCHANTS. The Merchants listed on Schedule 4.10 are the two hundred (200) Merchants with the highest dollar value of Credit Card transactions processed during the twelve (12) month period ending August 31, 1998 (collectively, the "Top 200 Merchants").


                                  ARTICLE  V

            REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT

     Purchaser and Parent make the following representations and warranties to Sellers both as of the date hereof and as of the Closing Date:

          5.1 ORGANIZATION, STANDING AND POWER. Each of Purchaser and Parent is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Each of Purchaser and Parent is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed.

          5.2  AUTHORITY; NO BREACH BY AGREEMENT.

          (a) Each of Purchaser and Parent has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Purchaser and Parent. This Agreement represents a legal, valid, and binding obligation of Purchaser and Parent, enforceable against Purchaser and Parent in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Except as disclosed in Schedule 5.2(b), neither the execution and delivery of this Agreement by Purchaser and Parent, nor the consummation by Purchaser and Parent of the transactions contemplated hereby, nor compliance by Purchaser and Parent with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Purchaser's and Parent's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of Purchaser and Parent under, any Contract of Purchaser and Parent, or,
(iii) subject to receipt of the requisite Consents specifically disclosed in
Schedule 5.2(b) and referred to in Section 8.1(b) of this Agreement, violate any Law, Permit or Order applicable to Purchaser and Parent or any of their respective Assets, or (iv) violate any agreements between Purchaser and any Credit Card Association or EFT Network.

          (c) No notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Purchaser and Parent of the transactions contemplated in this Agreement, except Consents required from Regulatory Authorities set forth on Schedule 5.2(c), and neither Purchaser nor Parent has received notice from any such Regulatory Authority indicating that any such Regulatory Authority would oppose or not grant or issue its Consent, if required, with respect to the transactions contemplated by this Agreement.

                                  ARTICLE VI

                   CONDUCT OF BUSINESS PENDING CONSUMMATION

     6.1 COVENANTS OF SELLERS. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, except as expressly contemplated by this Agreement or as set forth on Schedule 6.1, unless the prior written consent of Purchaser shall have been obtained, which consent shall not be unreasonably withheld:

          (a) Sellers shall (i) engage in the Merchant Business only in the usual, regular, and ordinary course, (ii) use its reasonable efforts to preserve intact the Merchant Business organization and Merchant Assets and maintain its rights and franchises constituting Merchant Assets, and (iii) take no action which would materially adversely affect the ability of any party to obtain any Consents required for the transactions contemplated hereby, or materially adversely affect the ability of any party to perform its covenants and agreements under this Agreement; provided, however, Purchaser understands and agrees that Sellers may, at any time on or after the date hereof and in their sole discretion, provide any Employee with a notice of termination of employment.

          (b) Sellers shall not do or agree or commit to do any of the following:

               (i) impose, or suffer the imposition, on any of the Merchant Assets of any Lien or permit any such Lien to exist (other than Liens in effect as of the date hereof); or

               (ii) sell, lease, mortgage or otherwise dispose of or otherwise encumber any Merchant Asset other than in the ordinary course of business for reasonable and adequate consideration; or

               (iii) grant any increase in compensation or benefits to the employees or officers of the Merchant Business, except in accordance with past practice or as required by Law; pay any severance or termination pay or any bonus to any employees of the Merchant Business other than pursuant to written policies or written Contracts in effect on the date of this Agreement; or

               (iv) except in the ordinary course of business, modify, amend or terminate any Contract or waive, release, compromise or assign any material rights or claims relating to the Merchant Business.

                                  ARTICLE VII

                      ADDITIONAL AGREEMENTS AND COVENANTS

     7.1 APPLICATIONS; ANTITRUST NOTIFICATIONS. Each party shall promptly prepare and file, and each other party shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. To the extent required by the HSR Act, each party will promptly file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the transactions contemplated hereby and any supplemental or additional information which may reasonably be requested in connection therewith pursuant to the HSR Act and will comply in all material respects with the requirements of the HSR Act.

     7.2 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each party agrees to use, and to cause its Affiliates to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 8 of this Agreement; provided, that nothing herein shall preclude any party from exercising its rights under this Agreement. Each party shall use, and shall cause each of its Affiliates to use, its reasonable efforts to obtain all Consents (including but not limited to all the Consents identified on Schedule 4.2(b)) necessary or desirable for the consummation of the transactions contemplated by this Agreement. Nothing contained in this Agreement or any Assignment and Assumption Agreement shall be deemed to constitute an assignment or attempted assignment by Sellers of any Contract if any assignment or attempted assignment would constitute a Default thereunder. Each party shall use, and shall cause each of its Affiliates to use, its reasonable efforts to execute all agreements to which it is intended to be a party in connection with the transactions contemplated hereby.

     7.3  INVESTIGATION AND CONFIDENTIALITY.

          (a) Prior to the Closing, each party shall keep each other party advised of all material developments relevant to its business and to consummation of the transactions contemplated hereby and shall permit each other party to make or cause to be made such investigation of the business and properties of each other and of their respective financial and legal conditions as the other party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a party shall affect the representations and warranties of any other party.

          (b) Each party shall, and shall cause its officers, employees, advisers, agents and representatives to, maintain the confidentiality of all confidential information furnished to it by each other party concerning its businesses, operations, and financial positions, and the terms and conditions of this Agreement and shall not disclose such information to third parties except as required by Law, as needed in connection with any Litigation or in connection with tax or regulatory matters and except to the extent that such information is already in the public domain, other than as a result of the breach of a party's obligations under this Section 7.3(b). In the event a party is requested or required by documents subpoena, civil investigative demand, interrogatories, requests for information, or other similar process to disclose any such confidential information which otherwise may not be disclosed except as set forth in the preceding sentence, to the extent legally permitted to do so, such party shall provide such other party with prompt notice of such request or demand or other similar process so that such other party may seek an appropriate protective order or, if such request, demand or other similar process is not mandatory, waive such party's compliance with the provisions of this Section 7.3(b), as appropriate. In addition, each party and its respective officers, employees, advisers, agents and representatives shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Closing, each party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from each other party.

          (c) Each party agrees to give each other party notice as soon as practicable after any determination by it of any fact or occurrence relating to any other party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of such other party or which has had or is reasonably likely to have a Material Adverse Effect on such other party; provided, however, that the failure to give such notice shall not give rise to any Liability against any party or otherwise affect the representations, warranties, covenants or agreements of any party set forth herein (or the rights and remedies of any other party in the event of breach thereof) or any of the other terms and conditions of this Agreement.

     7.4 PRESS RELEASES. Prior to the Closing, Sellers and Purchaser shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any of the transactions contemplated hereby; provided, that nothing in this Section 7.4 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party's disclosure obligations imposed by Law.

     7.5 FIRST UNION AGREEMENTS. Sellers and Purchaser agree that, subject to the terms of any of Seller's or Purchaser's existing arrangements with third-party providers, the terms and provisions of the Marketing Support Agreement and Depositary and Settlement Agreement, to the extent applicable, shall also be applicable to the Merchant Business transferred to Purchaser pursuant to the terms of this Agreement.

     7.6  FURTHER ASSURANCES.  On and after the Closing Date, Sellers,
Purchaser and Parent shall (i) give each other further assurances and execute, acknowledge and deliver all such reasonable acknowledgments and other instruments and take such further action as each may reasonably request to effectuate the transaction contemplated by this Agreement, including the transfer of the Merchant Assets to Purchaser, the orderly conversion referred to in Article X, and the assumption by Purchaser of the Assumed Liabilities.

     7.7 NOTICE OF BREACH OR POTENTIAL BREACH. The parties hereto shall promptly notify each other of any change, circumstance or event which may prevent such party from complying with any of its obligations hereunder, or which may cause the conditions specified in Article VIII not to be satisfied.

     7.8  NON-SOLICITATION COVENANT.

          (a)  Each of Sellers covenants and agrees that, for a period of seven
(7) years from the Effective Date, neither of the Sellers, nor any of their respective Affiliates, shall directly or indirectly, whether individually, in partnership, jointly, or in conjunction with, or on behalf of, any person, firm, partnership, corporation, or unincorporated association or entity of any kind, solicit or contact, for the purpose, directly or indirectly, of providing or receiving "Merchant Services" (as defined below) in the United States, any Merchant, Associate Bank, or party to any Referral Agreement, in each case, listed or referred to in Schedule 1.1(d) and included in the Merchant Assets purchased hereunder (it being understood and agreed that the foregoing shall not prohibit First Union or any of its Affiliates from providing Merchant Services to any such Merchant, Associate Bank, or party to a Referral Agreement that is acquired, or is otherwise receiving Merchant Services, from another entity pursuant to a merger, consolidation or other similar type of business combination involving First Union or any of its Affiliates and such other entity). For the purposes of this
Section 7.8, "Merchant Services" shall mean acceptance of Credit Card or Debit Card transaction records in documentary or electronic form from merchants in connection with the processing and clearing of such records for settlement and payment to such merchant.

          (b) Each of Sellers acknowledges and agrees that the restrictions set forth in this Section 7.8 are reasonable and necessary to protect the legitimate business interests of Purchaser, and are reasonable and necessary to protect the goodwill and other value of the Merchant Assets, the business of the Purchaser, and the benefits bargained for by Purchaser under this Agreement. Each of Sellers further acknowledges and agrees that the restrictions set forth in this
Section 7.8 are narrowly drawn, are fair and reasonable in time and territory, and place no greater restraint upon Sellers than is reasonably necessary to secure the goodwill and other value of the Merchant Assets, the business of Purchaser, and the benefits bargained for by Purchaser under this Agreement.

                                 ARTICLE VIII

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     8.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each party to effect the Closing are subject to the satisfaction of the following conditions, unless waived by Sellers or Purchaser or Parent, as the case may be, pursuant to Section 12.6 of this Agreement:

          (a) Regulatory Approvals.  All Consents of, filings and registrations
              --------------------
with, and notifications to, all Regulatory Authorities required for the sale of the Merchant Business of the Sellers contemplated by this Agreement shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired.

          (b) Consents and Approvals.  Each party shall have obtained any and
              ----------------------
all Consents required for the sale of the Merchant Business contemplated hereby and referred to in Section 4.2(b) and 5.2(b) (other than those referred to in Section 8.1(a) of this Agreement) or for the preventing of any Default under any Contract or Permit of such party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such party or the Merchant Business. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of First Union or Purchaser would so materially and adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.

          (c) Legal Proceedings.  No Regulatory Authority, court or other
              -----------------
tribunal shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, materially restricts or impairs, or makes illegal consummation of the sale (in whole or in part) of the Merchant Business contemplated hereby.

     8.2 CONDITIONS TO OBLIGATIONS OF SELLERS. The obligations of Sellers to effect the Closing are subject to the satisfaction of the following conditions, unless waived by Sellers pursuant to Section 12.6(a) of this Agreement:

          (a) Representations and Warranties.  For purposes of this Section
              ------------------------------
8.2(a), the accuracy of the representations and warranties of Purchaser and Parent set forth in this Agreement shall be assessed (i) as of the date of this Agreement and (ii) as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist any inaccuracies in the representations and warranties of Purchaser and Parent set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants.  Each and all of the
              ---------------------------------------
agreements and covenants of Purchaser and Parent to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby at or prior to the Closing shall have been duly performed and complied with in all material respects.

          (c) Certificates.  Purchaser and Parent shall have delivered to
              ------------
Sellers a certificate, dated as of the Closing Date, to the effect that the conditions set forth in Section 8.2(a) and 8.2(b) of this Agreement relating to Purchaser and Parent have been satisfied.

          (d) Assignment and Assumption Agreement.  Purchaser shall have
              -----------------------------------
delivered to Sellers the Assignment and Assumption Agreement.

     8.3 CONDITIONS TO OBLIGATIONS OF PURCHASER AND PARENT. The obligations of Purchaser and Parent to effect the Closing are subject to the satisfaction of the following conditions, unless waived by Purchaser and Parent pursuant to
Section 12.6(b) of this Agreement:

          (a) Representations and Warranties.  For purposes of this Section
              ------------------------------
8.3(a), the accuracy of the representations and warranties of Sellers set forth in this Agreement shall be assessed (i) as of the date of this Agreement and (ii) as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist any inaccuracies in the representations and warranties of Sellers set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Sellers or the Merchant Business; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants.  Each and all of the
              ---------------------------------------
agreements and covenants of Sellers to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby at or prior to the Closing shall have been duly performed and complied with in all material respects.

          (c) Certificates.  Sellers shall have delivered to Purchaser and
              ------------
Parent a certificate, dated as of the Closing Date, to the effect that the conditions set forth in Section 8.3(a) and 8.3(b) of this Agreement relating to Sellers have been satisfied.

          (d) Assignment and Assumption Agreement.  Sellers shall have delivered
              -----------------------------------
to Purchaser the Assignment and Assumption Agreement.

                                  ARTICLE IX

                                  TERMINATION

     9.1  TERMINATION.   Notwithstanding any other provision of this Agreement,
this Agreement may be terminated at any time prior to the Closing:

          (a) By mutual consent of Sellers and Purchaser; or

          (b) By Sellers or Purchaser (provided that neither the terminating party nor any of its Affiliates is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event of a breach by any other party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to such party of such inaccuracy and which inaccuracy would provide the other party the ability to refuse to consummate the transactions contemplated by this Agreement under the applicable standard set forth in Section 8.2(a) of this Agreement in the case of Sellers or Section 8.3(a) of this Agreement in the case of Purchaser (provided, that for purposes of this subsection, breach of a representation or warranty shall be determined without regard to any references in such representations and warranties to "material" or "Material Adverse Effect"); or

          (d) By Sellers or Purchaser (provided that neither the terminating party nor any of its Affiliates is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event that the Closing shall not have occurred by December 31, 1998.


     9.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 9.1 of this Agreement, this Agreement shall become void and have no effect, except that the provisions of this Section 9.2 and
Section 10.1(b), (f) and (g), Article XI and Sections 7.3(b) of this Agreement shall survive any such termination.

     9.3 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the parties shall survive until 12 months after the Transition Date. The covenants and agreements of the parties shall not survive the Closing except for this Section 9.3 and Articles I, X and XI and Sections 2.3 (but only such provisions therein as are expressly contemplated to survive the Closing), 3.1, 7.3(b), 7.5, 7.6 and 7.8.

                                   ARTICLE X

                         CONVERSION PERIOD OPERATIONS

     10.1  (a)  Orderly Transition.  Sellers agree to use their reasonable
                ------------------
efforts, in cooperation with Purchaser, to effect an orderly transition of the Merchant Business during the period beginning on the date hereof and ending on the Transition Date. Purchaser shall be responsible for and shall assume the cost of converting and consolidating the Merchant Business during such period. To the extent not previously provided pursuant to Sections 4.3, Sellers shall, not later than October 16, 1998, provide to Purchaser the Seller Financial Information, and a list of Merchants, updated through September 30, 1998.

          (b) Services During Period Prior to Closing Date.  During the period
              --------------------------------------------
beginning as of October 1, 1998 and ending on the Closing Date (the "Pre-Closing Period") (except for any services with respect to the Excluded Asset identified on Schedule 1.1(f), which services shall continue until such Excluded Asset is terminated or converted to a third party, as the case may be, and Purchaser agrees to cooperate in any such termination or re-conversion; provided, however, Sellers agree to use their reasonable efforts to cause such termination or re-conversion to occur as soon as reasonably practicable), Purchaser shall, to the extent requested by Sellers and as mutually agreed to by the parties, perform, as a subcontractor to Sellers and, except as provided otherwise in this Agreement, for the account of Sellers, certain services performed by Sellers prior to October 1, 1998 in order to assist Sellers in fulfilling their obligations to conduct the Merchant Business. Purchaser shall perform such services in a commercially reasonable manner using ordinary care, but no less than the same degree of care used by the Purchaser when performing services on its own behalf or on behalf of its Affiliates. Purchaser shall provide such services in accordance with any reasonable instructions provided by Sellers, and Sellers hereby authorize Purchaser to provide such services directly to Merchants on Sellers' behalf. Purchaser shall limit its communications with Merchants to those necessary and appropriate for delivery of such services and to effect an orderly transition of the Merchant Business. During the Pre-Closing Period and at all times with respect to the Excluded Asset identified on Schedule 1.1(f), as between Sellers and Purchaser, and subject to the indemnification obligations set forth herein, all risks associated with Merchants, Associate Banks, and such Excluded Asset, and all Credit Losses and charge-backs, will be borne by Sellers; provided, however, that upon the Closing Date (except with respect to such Excluded Asset) all such risks, Credit Losses and charge-backs will (to the extent they are Assumed Liabilities) be borne by Purchaser as of the Effective Date in accordance with the terms of this Agreement. In the event of termination of this Agreement pursuant to Article IX, and in all events with respect to the Excluded Asset identified on Schedule 1.1(f), Purchaser agrees to continue, for the account of Sellers, the services set forth in this Section 10.1(b) and shall cooperate with Sellers in effecting the conversion of the Merchant Business and/or Excluded Asset back to Sellers or their designee, and Sellers shall reimburse Purchaser for its reasonable costs and expenses in performing any services pursuant to this Section 10.1(b) during the period beginning as of October 1, 1998 and ending on the date that such services terminate. Further, in the event Purchaser continues to provide services pursuant to this Section 10.1(b) at and after the date which is six (6) months from the date hereof (the "Six Month Date") with respect to the Excluded Asset identified in Schedule 1.1(f), Seller shall pay to Purchaser from and after such Six Month Date, in addition to Purchaser's reasonable costs and expenses, an additional fee equal to twenty percent (20%) of such costs and expenses with respect to such Excluded Asset.

          (c) Services During the Transition Period.  During the Transition
              -------------------------------------
Period, Sellers shall, to the extent requested by Purchaser, perform, for the account of Purchaser, all the services performed by Sellers in connection with the Merchant Business prior to the Closing Date. Sellers shall perform such services substantially in the same manner as it performed (and in connection therewith shall utilize any Excluded Assets which it has historically used) in connection with the Merchant Business prior to the Closing Date and shall continue to outclear Merchant sales drafts using their respective current BIN and ICA numbers. In performing such services, Sellers shall follow the reasonable instructions of Purchaser, except that Sellers shall not be required to follow any instructions or use any steps that would require it to effect any systems enhancement or otherwise to perform such services in a manner materially different from the manner in which such services were performed prior to the Closing Date or that increase its cost of performing such services. In addition to the foregoing, Sellers shall at Purchaser's expense and as requested by Purchaser undertake its reasonable efforts to assist Purchaser in any conversion that may be required to enable Purchaser to process and settle Credit Card and Debit Card transactions on a system utilized by Purchaser or on any system utilized by any third-party vendor of Purchaser. In performing the services described in this Section 10.1(c), Sellers shall use the same degree of care it used in conducting the Merchant Business prior to the Effective Date.

          (d) Revenues and Expenses During the Transition Period.  Sellers shall
              --------------------------------------------------
pay to Purchaser on or before the fifteenth (15th) day of each calendar month during the Transition Period

(and on or before the fifteenth day of the month following the last month of the Transition Period) (each a "Monthly Settlement Date") an amount equal to the excess, if any, of the Attributable Revenues over the Attributable Expenses for the preceding calendar month (or other period less than a calendar month) during the Transition Period (each a "Service Period"); provided, that if a Monthly Settlement Date shall be other than a Business Day, such payment shall be made on the next Business Day following such day. Purchaser shall pay to Sellers on each Monthly Settlement Date an amount equal to the excess, if any, of the Attributable Expenses over the Attributable Revenues for the preceding Service Period; provided, that if a Monthly Settlement Date shall be other than a Business Day, such payment shall be made on the next Business Day following such day. For purposes hereof, "Attributable Revenues" shall mean, for any Service Period, the total revenues (consisting of net merchant discounts, point of sale fees, imprinter rental fees, fees on deposit, commissions and service fees and other fees and revenues) in respect of the Merchant Business less the amount of interchange payable under the rules and regulations of Credit Card Associations in respect of such revenues accrued for such Service Period, all as determined (and as adjusted) in accordance with GAAP. For purposes hereof, "Attributable Expenses" shall mean, with respect to the Merchant Business, the aggregate of
(a) all access fees assessed by Credit Card Associations and other clearing and assessment expenses for such Service Period; (b) all authorization expenses including, without limitation, MAPP, NETS, GPS, VITAL and FDC or any similar billing fees for such Service Period; (c) the salaries, wages and other benefits during such Service Period of Employees (but not (other than upon Purchaser's prior written consent) any special bonuses paid to such employees to induce them to remain in Sellers' employ or any other increases in employee compensation or other benefits outside the ordinary course of the Merchant Business or not consistent with Sellers' prior practices in operating such business) or, in the event any Employees terminate their employment with Sellers, of any replacement Employees required by Sellers to perform the services specified in this Section 10.1; (d) the cost of all stationery, including sales slips, and other supplies for such Service Period; (e) all communication expenses including the expenses of leased data lines and telephonic and facsimile communications for such Service Period; (f) all postage and mailing expenses for such Service Period;
(g) all expenses in the form of lease payments relating to automobiles used by sales personnel for such Service Period to the extent the incurrence of such expenses is consistent with Sellers' past practices; and (h) all other reasonable and documented direct out-of-pocket expenses of Sellers in respect of the Merchant Business and the services rendered by Sellers under this Section
10.1 for such Service Period to the extent the incurrence of such expenses is consistent with Sellers' past practices. It is understood and agreed that for purposes of clause (ii), Attributable Expenses shall consist only of direct out-of-pocket costs and expenses actually incurred by Sellers in operating the Merchant Business during such portion of the Transition Period and that any overhead charges or other allocations of any indirect expense with respect thereto shall not be treated as an Attributable Expense. Sellers shall furnish to Purchaser, on each Monthly Settlement Date through the Monthly Settlement Date next following the end of the Transition Period, a Monthly Settlement Statement prepared in accordance with Sellers' customary practices and procedures used in preparing financial statements, which shall set forth the amounts of Attributable Revenues and Attributable Expenses for the preceding Service Period, and which shall be certified by an appropriate financial officer of Sellers.

          (e) Monitoring by Purchaser.  Purchaser shall designate, in writing,
              -----------------------
employees or agents of Purchaser ("Purchaser Representatives") who shall have the right to (i) monitor, review and copy any and all documents, print-outs, electronic data or other relevant papers or records relating to the Merchant Assets and (ii) enter onto the premises of Sellers used for performing the services for Purchaser under Section 10.1(c) for such purpose; provided, that all such activities (w) shall be conducted at Purchaser's expense, (x) shall be conducted during normal business hours from time to time reasonably established by Sellers, (y) shall, if Sellers so request, be conducted in the presence of an officer or designated representative of Sellers, and (z) shall be conducted in accordance with reasonable security programs and procedures from time to time established by Sellers. Sellers shall cooperate and provide reasonable assistance to Purchaser Representatives in connection with the foregoing.

          (f) Indemnification by Purchaser.  Purchaser agrees to indemnify and
              ----------------------------
hold Sellers harmless from and against any and all Liabilities (including reasonable attorneys' fees and expenses) to which Sellers may be subject or which it may incur in connection with any claims against Sellers arising from, out of, or as a result of, (i) Purchaser's performance of the services specified in Section 10.1(b); provided, that Purchaser shall have no obligations under this Section 10.1(f) unless any such Liabilities arise from, out of, or as a result of Purchaser's failure to adhere to the standard of care required by the second sentence of Section 10.1(b) or by reason of Purchaser's gross negligence or willful acts or omissions and (ii) Sellers' performance of the services specified in Section 10.1(c); provided, that Purchaser shall have no obligations under this Section 10.1(f) to Sellers for any such Liabilities which occur by reason of Sellers' failure to adhere to the standard of care required by the last sentence of Section 10.1(c) or by reason of Sellers' gross negligence or willful acts or omissions, or which otherwise result from or relate to any breach by Sellers of any representation, warranty, covenant or agreement herein or in any certificate delivered pursuant hereto.

          (g) Unavoidable Circumstances.  In no event shall Sellers or
              -------------------------
Purchaser, as applicable, be liable with respect to any delay or failure in performance of services under this Section 10.1 due to factors beyond their reasonable control and not reasonably avoidable, including war or other armed conflict, conditions or events of nature, civil disturbances, terrorism, work stoppages, failure of telephone lines and equipment, computer hardware or software failures, power failures, fires, or the insolvency, neglect, act, omission or default of Purchaser or Sellers or any third party.

          (h) Merchants and Associate Banks.  During the period from the date of
              -----------------------------
this Agreement to the Transition Date, Sellers, if so requested by Purchaser, shall use their reasonable efforts (not incurring any additional obligation or paying any consideration to third parties in connection therewith) to obtain and to assist Purchaser in obtaining commitments reasonably acceptable to Purchaser from Associate Banks and Merchants who are party to agreements assigned hereunder to continue to operate under the agreements assigned to Purchaser hereunder.

          (i) Conversion Management Fee.  On the 10th Business Day (the 10th
              -------------------------
Business Day, with respect to any calendar month, herein referred to as the "Designated Date") of the calendar month following the calendar month during which the Closing occurs, and on the Designated Date of each of the next three
(3) calendar months thereafter (a total of four payments), Purchaser shall invoice Sellers, and Sellers shall promptly pay, a "Conversion Management Fee" in the amount of $500,000 per month (an aggregate of $2,000,000). The Conversion Management Fee is independent of, and shall not affect in any manner whatsoever, the fees set forth above in this Section 10.1, but rather is a pre-determined fee intended to compensate Purchaser for the preparation, restructuring, administrative, managerial, and other costs and expenses incurred and/or allocated, directly or indirectly, by Purchaser in connection with absorbing, and preparing to absorb, into its business the processes and systems of the Merchant Business, and otherwise incurred in connection with the transactions contemplated herein. Purchaser acknowledges and agrees that the Conversion Management Fee is a pre-determined fee, and shall not be increased or otherwise adjusted, regardless of whether the actual costs and expenses incurred and/or allocated by Purchaser in connection with the matters for which the Conversion Management Fee are intended to cover exceed the aggregate Conversion Management Fee paid by Sellers to Purchaser.

          (j) Lost Merchant.  With respect to the Merchant identified on
              -------------
Schedule 10.1(j), in the event such Merchant terminates its processing relationship with Purchaser within twelve months from the date hereof, Sellers agree to promptly pay to Purchaser (within ten days of receiving notice from Purchaser that Purchaser no longer processes for such Merchant) an amount calculated by multiplying the Net Revenue for such Merchant (as defined on Schedule 10.1(j)) by the "Factor" identified on Schedule 10.1(j). In the event of any such payment pursuant to this Section 10.1(j), for purposes of the calculation set forth in Section 3.1 of this Agreement, "Merchant Business Gross Revenue" will be deemed to include, with respect to any applicable period of time, the revenue received by Sellers from such Merchant identified on
Schedule 10.1(j)  during the twelve month period prior to the Effective Date.

     10.2  EMPLOYEES.

          (a) During the Transition Period, the Employees will continue in the employ of Sellers performing the duties in connection with the Merchant Business theretofore performed by them, and the employee costs of such Employees (to the extent such Employees are working in connection with the Merchant Business) accruing during the Transition Period will be Attributable Expenses as set forth in Section 10.1(d). Schedule 10.2(a) sets forth the total monthly personnel expenses (salaries, wages and benefits) for the current Employees for each of the past eleven months ended August 1998.

          (b) At any time prior to the Transition Date, Purchaser may offer employment to any Employee in its sole discretion. All Employees who are offered employment by Purchaser and who accept such employment and who become Employees of Purchaser on the Transition Date shall be referred to as "Transferred Employees." Sellers shall be responsible for any severance obligations to Employees; provided, however, Purchaser agrees to obtain, in connection with any acceptance by an Employee of an offer of employment, an executed release from such Employee (such release to be prepared by Sellers and reasonably acceptable to Purchaser) providing that Sellers, Purchaser and their Affiliates shall not be responsible for any severance claims or obligations for such Transferred Employees with respect to any severance plan of
First Union or any of its Affiliates or predecessors.   Purchaser shall provide
generally to such Transferred Employees employee benefits under employee benefit plans on terms and conditions which when taken as a whole are substantially similar to those currently provided by Purchaser to its similarly situated employees. For purposes of participation and vesting under such employee benefit plans, and to the extent allowed by applicable law, the service of the Transferred Employees with Sellers and their Affiliates prior to the Transition Date shall be treated as service with Purchaser. In addition, Purchaser agrees that its existing 401(k) plan shall contain (or shall be modified to contain) a provision allowing direct rollovers of eligible rollover distributions (within the meaning of Internal Revenue Code Section 402(f)(2)(A)) to be contributed to the plan to the extent allowed by applicable law for qualified retirement plans under Internal Revenue Code Section 401(a) as determined by the administrator of the 401(k) plan in his sole discretion.

          (c) Purchaser shall not adopt, assume or otherwise become responsible for, either primarily or as a successor employer or otherwise, and shall have no liability whatsoever with respect to, any "Controlled Group Employee Benefit Plan" (i.e., any employee benefit Plan (within the meaning of ERISA Section 3(3) or any other plan, policy, agreement or arrangement contributed to or sponsored or maintained by, Sellers or any ERISA Affiliate of Sellers, or any such plan, policy, agreement or arrangement for which Sellers or any ERISA Affiliate of Sellers could incur liability. The preceding sentence applies to any Liability with respect to a Controlled Group Employee Benefit plan, regardless of whether such Liability involves Transferred Employees, and regardless of when or how such Liability arose. To the extent that Purchaser, any successors or assigns thereto, and any employees, officers, directors, agents, independent contractors and other persons affiliated with Purchaser (the "Indemnitees") incur any Liability whatsoever with respect to any Controlled Group Employee Benefit Plan (whether such Liability be Liability imposed under ERISA, the Internal Revenue Code, or otherwise), except for any such Liability incurred as a result of any action or inaction on the part of such Indemnitees, the Sellers shall indemnify each such Indemnitee for all such Liabilities which result, and shall take any action reasonably requested by Purchaser to prevent the imposition of such Liability. Notwithstanding any provision of this Agreement to the contrary, the indemnification of the preceding sentence shall survive the Closing and shall remain effective concurrent with the legal limitations period applicable to such Liability. Additionally, Sellers agree not to assert that Purchaser is a successor employer of any Seller or any ERISA Affiliate of Sellers. In particular, Purchaser shall not assume Liability for any group health continuation coverage or coverage rights under Section 490B of the Internal Revenue Code or Part 6 of Title I of ERISA applicable to or arising with respect to any group health plan sponsored and/or maintained by a Seller or any ERISA Affiliate of Sellers at any time prior to or after the Closing Date. This provision shall apply to any continuation coverage or coverage rights which arise due to qualifying events which occur before, concurrently with or after the Closing under a Seller's group health plan or plans, and any continuation coverage or coverage rights which result from a Seller's dissolution and/or termination of its group health plan or plans. If and to the extent that Purchaser is deemed by law or otherwise to be liable as a successor employer for such group health continuation coverage purposes, Sellers shall indemnify Purchaser for the full and complete costs, fees and other Liabilities which result. Such right to indemnification of Purchaser shall survive the Closing and shall remain effective concurrent with the legal limitations period applicable to such Liability.

                                  ARTICLE  XI

                                INDEMNIFICATION

  11.1 SELLERS' INDEMNIFICATION. Sellers shall, jointly and severally, indemnify, defend, and hold harmless the Purchaser, its successors or assigns, and their respective officers, employees, consultants, agents and representatives (collectively, "Purchaser Protected Parties") from any Liability, loss, diminution in value, cost, claim or expense, including reasonable attorneys' and accountant's fees and expenses ("Loss"), that result from or arise out of (i) the breach or inaccuracy of any of Sellers' representations or warranties in this Agreement or any certificate delivered in connection herewith; (ii) the breach of any of Sellers' covenants or agreements in this Agreement or any certificate delivered in connection herewith; (iii) any Liability with respect to the Merchant Assets and the Excluded Assets, other than the Assumed Liabilities; (iv) the gross negligence or willful misconduct of Sellers in undertaking its obligations under Article X; or (v) the Legal Proceeding, without regard to whether any representation, warranty, covenant or agreement is breached hereunder (the "Legal Proceeding Indemnity"); provided, however, that with respect to the Legal Proceeding Indemnity, Purchaser shall not claim to have suffered any Loss by reason that the Closing contemplated hereunder has been delayed by reason of the Legal Proceeding. In the event that indemnification is sought hereunder by any member of the Purchaser Protected Parties, Purchaser shall act on behalf thereof and Sellers shall be entitled to rely upon the acts and representations of Purchaser as representing the acts and representations of such member.

     11.2 PURCHASER'S AND PARENT'S INDEMNIFICATION. Purchaser and Parent, jointly and severally, shall indemnify, defend, and hold harmless Sellers and its successors or assigns and their respective officers, employees, consultants, agents and representatives (collectively, "Seller Protected Parties") from any Loss that results from or arises out of (i) the breach or inaccuracy of any of Purchaser's or Parent's representations or warranties in this Agreement or any certificate delivered in connection herewith; (ii) the breach of any of Purchaser's or Parent's covenants or agreements in this Agreement or any certificate delivered in connection herewith; or (iii) the Assumed Liabilities. In the event that indemnification is sought hereunder by any member of the Seller Protected Parties, Sellers shall act on behalf of and Purchaser and Parent shall be entitled to rely upon the acts and representations of Sellers as representing the acts and representations of such member.

     11.3 INDEMNIFICATION PROCEDURES FOR THIRD PARTY CLAIMS. In any case where a Person shall seek indemnification under this Agreement (the "Indemnified Party"), for a third party claim, suit or proceeding that has been asserted or threatened in writing to the Indemnified Party (a "Third Party Claim"), the Indemnified Party shall comply with the following procedures:

          (a) The Indemnified Party shall give prompt written notice ("Notice") of any Third Party Claim to the party from whom such indemnification is sought (the "Indemnifying Party"), specifying the amount and nature of such Third Party Claim.

          (b) The Indemnifying Party shall promptly defend, contest, and protect the Indemnified Party against such Third Party Claim, at its own expense and using counsel of its own choosing, which shall be reasonably satisfactory to the Indemnified Party; provided, however, that the failure of the Indemnified Party to give prompt notice hereunder shall not relieve the Indemnifying Party of its obligation to indemnify unless such breach prejudices the interests of the Indemnifying Party, in which case the Indemnifying Party shall be relieved only to the extent of such prejudice.

          (c) The Indemnified Party may, but shall not be obligated to, participate in the defense of such Third Party Claim at its own expense and using counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense thereof unless the Indemnified Party shall relieve the Indemnifying Party from all liability for such Third Party Claim. The Indemnified Party shall cooperate and provide such assistance as the Indemnifying Party reasonably may request in connection with the Indemnifying Party's defense and shall be entitled to recover from the Indemnifying Party the reasonable costs of providing such assistance. The Indemnifying Party shall inform the Indemnified Party on a regular basis, and at the Indemnified Party's request, of the status of such Third Party Claim and the Indemnifying Party's defense thereof.

          (d) If the Indemnifying Party shall control the defense of a Third Party Claim, the Indemnifying Party shall not compromise or settle such Third Party Claim without the Indemnified Party's prior written consent, if: (i) such compromise or settlement would impose an injunction or other equitable relief upon the Indemnified Party; or (ii) such compromise or settlement does not include the unconditional release of the Indemnified Party from all liability arising from or relating to such Third Party Claim.

          (e) If the Indemnifying Party fails promptly to defend, contest, or otherwise protect against such Third Party Claim, the Indemnified Party may, but shall not be obligated to, defend, contest, or otherwise protect itself against the same, and make any compromise or settlement thereof in its sole discretion, and recover from the Indemnifying Party all Losses of the Indemnified Party arising from or relating to such compromise or settlement.

     11.4  INDEMNITY CLAIMS.

          (a) Except with respect to claims relating to the Legal Proceeding Indemnity and

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

the Excluded Asset identified on Schedule 1.1(f), which shall be limited only by any applicable statute of limitations, all claims for indemnification hereunder shall be asserted no later than 12 months after the Transition Date; provided, however, with respect to Third Party Claims, except with respect to claims relating to the Legal Proceeding Indemnity and the Excluded Asset identified on
Schedule 1.1(f), which shall be limited only by any applicable statute of limitations, all claims for indemnification hereunder shall be asserted no later than the earlier of (i) 120 days after the Indemnified Party becomes aware of a "Potential Claim" (as defined below), or (ii) 12 months after the Transition Date. For purposes of this Section 11.4(a), a Third Party Claim shall be deemed a "Potential Claim" at such time as the Indemnified Party has written notice of the specific basis for any such potential or contingent Third Party Claim, and reasonably believes that such a claim or demand may become actual.


     11.5  LIMITATIONS.

          (a) With respect to any particular Loss for which an Indemnifying Party indemnifies an Indemnified Party hereunder, the Liability of the Indemnifying Party shall be reduced by the amount of any insurance proceeds or similar amounts actually received by the Indemnified Party as a result of such Loss; provided, however, that in no event shall this Section 11.5(a) be construed to require any Indemnified Party to (ii) seek or maintain insurance of any kind, or (ii) seek recovery, reimbursement, or any other compensation under any insurance arrangement with respect to any Loss.

          (b) Except with respect to claims resulting from fraud or intentional or willful breaches or misrepresentations, and except with respect to the Legal Proceeding Indemnity and the Excluded Asset identified on Schedule 1.1(f), no claim shall be made by a party for indemnification hereunder unless and until the aggregate amount of all Losses sought by such party to be indemnified under this Agreement exceeds, in the aggregate, $250,000, and then for the entire amount of such Loss back to dollar one; provided, however, that in no event shall Sellers' or Purchaser's liability for Losses payable hereunder exceed, in the aggregate, $71,000,000; provided, however, that nothing contained herein shall be deemed to limit in any manner the ability of any party to obtain nonmonetary relief for any breach by another party of its obligations hereunder.

                                 ARTICLE  XII

                                 MISCELLANEOUS

     12.1 EXPENSES. Each of the parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing and application fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

     12.2 BROKERS AND FINDERS. Except as set forth in Schedule 12.2, each of the parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by any party, such party agrees to indemnify and hold each other party harmless of and from any Liability in respect of any such claim.

     12.3 BULK SALES. Purchaser hereby waives compliance by Sellers with the provisions of any "Bulk Sales Law" or similar provisions of law of any jurisdiction insofar as the same may be applicable to the transactions contemplated by this Agreement. Sellers agree to indemnify Purchaser against all claims asserted against Purchaser by reason of such noncompliance other than any claims with respect to Assumed Liabilities.

     12.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein (including the First Union Agreements)) constitutes the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Except for Article XI, nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

     12.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by Sellers, Purchaser and Parent.

     12.6  WAIVERS.

          (a) Prior to or at the Closing, Sellers shall have the right to waive any Default in the performance of any term of this Agreement by Purchaser or Parent, to waive or extend the time for the compliance or fulfillment by Purchaser or Parent of any and all of their obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of the Purchaser and Parent under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by Sellers.

          (b) Prior to or at the Closing, Purchaser and Parent shall have the right to waive any Default in the performance of any term of this Agreement by Sellers, to waive or extend the time for the compliance or fulfillment by Sellers of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Sellers under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by Purchaser or Parent.

          (c) The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     12.7 SUCCESSORS AND ASSIGNS. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors and permitted assigns. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of Law or otherwise) without the prior written consent of each other party; provided, that no such consent shall be required (a) for the assignment by any party of its rights and privileges hereunder to an Affiliate of such party (it being understood that no such assignment shall relieve the assigning party of its duties or obligations hereunder) or (b) for the assignment and delegation by any party of its rights, privileges, duties and obligations hereunder to any Person into or with which the assigning party shall merge or sell all or substantially all of its assets (other than insubstantial assets).

     12.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

     If to Purchaser or Parent:    NOVA Information Systems, Inc.
                                   Suite 300
                                   One Concourse Parkway
                                   Atlanta, GA 30328
                                   Telecopy No.: (770) 698-1046

                                   Attention:  James M. Bahin,
                                               Chief Financial Officer

     Copy to Counsel:              Long, Aldridge & Norman, LLP
                                   Suite 5300
                                   One Peachtree Center
                                   303 Peachtree Street
                                   Atlanta, GA 30308
                                   Telecopy No.: (404) 527-4198

                                   Attention:  David M. Ivey, Esq.

     If to Sellers:                First Union Corporation
                                   Two First Union Center; T-8
                                   301 South College Street
                                   Charlotte, NC 28288-0207
                                   Telecopy No.: (704) 374-2250

                                   Attention:  Donald L. Minges,
                                               Vice President

     Copy to Counsel:              First Union Corporation
                                   One First Union Center; TW-40
                                   301 South College Street
                                   Charlotte, NC 28288-0013
                                   Telecopy No.: (704) 374-3425

                                   Attention: General Counsel


     12.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of North Carolina, without regard to any applicable conflicts of Laws.

     12.10 INDEPENDENT CONTRACTORS. Nothing contained in this Agreement shall be construed as constituting a partnership, joint venture or agency between or among any of the signatories hereto. Rather, the signatories hereto shall be deemed independent contractors for all purposes.

     12.11 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     12.12 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     12.13 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     12.14 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

                        (signatories on following page)

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on its behalf as of the day and year first above written.


                              CORESTATES BANK OF DELAWARE, N.A.


                              By:   /s/ Thomas G. Boyer
                                    ___________________________
                                    Name: Thomas G. Boyer
                                    Title: Vice President

                              FIRST UNION NATIONAL BANK


                              By:   /s/ Donald L. Minges
                                    ___________________________
                                    Name: Donald L. Minges
                                    Title: Vice President


                              NOVA INFORMATION SYSTEMS, INC.


                              By:   /s/ James M. Bahin
                                    ___________________________
                                    Name: James M. Bahin
                                    Title: Vice Chairman-CFO


                              NOVA CORPORATION


                              By:   /s/ James M. Bahin
                                    ___________________________
                                    Name: James M. Bahin
                                    Title:   Vice Chairman-CFO

                                       39